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EXHIBIT 11.1

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EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                          Years Ended
                                                             -------------------------------------
                                                               1998          1997          1996
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                   4,802,002     4,930,119     4,931,089
                                                             =========     =========     =========

SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                   4,802,375     4,930,119     4,931,089

Net effect of stock options based on the treasury stock
 method using the average market price during the period        59,572             -        26,899
                                                             ---------     ---------     ---------

    Total weighted average common and common equivalent
     shares outstanding                                      4,861,947     4,930,119     4,957,988
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